QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about May 27, 2005 pertaining to the Amended and Restated 2001 Equity Incentive Plan, 2004 Non-Employee Directors' Stock Option Plan, 2004 Employee Stock Purchase Plan of Metabasis Therapeutics, Inc. of our report dated March 7, 2005, with respect to the financial statements of Metabasis Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Diego, California May 24, 2004

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM